UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

YRC Worldwide Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

(The following letter will be sent by YRC Worldwide on May 6, 2009 to certain institutional holders of its common stock)

[YRC Worldwide Inc Letterhead]

May 6, 2009

Dear Stockholder:

At our annual stockholders meeting on May 14, 2009, you will be asked to vote on the election of our directors and on approval of the YRC Worldwide Inc. Union Option Plan and the YRC Worldwide Inc. Non-Union Option Plan. While it is not our custom, we felt that it was important to communicate directly with you about these proposals, especially in light of the recommendation of RiskMetrics Group to vote against both Option Plans on the grounds that they will cost the stockholders too much.

As we have publicly communicated, we have been diligently pursuing efforts to preserve liquidity and shareholder value in these challenging economic times. As part of our plan to address our financial condition, we negotiated a wage reduction and elimination of cost of living adjustments for our union employees resulting in estimated annual savings of $220 million to $250 million for the next four years, or a total of nearly $1 billion over the life of the contract. We also reduced the wages and salaries and matching contributions to our 401(k) Plan for all non-union employees (including all named executive officers) for 2009 resulting in estimated savings of $75 million to $85 million, and our Board of Directors reduced its compensation for 2009. In exchange for these reductions totaling approximately $295 million to $335 million in 2009, we agreed to provide our employees (excluding our named executive officers and our Board of Directors) equity in the Company.

We believe RiskMetrics did not adequately assess the importance of the concessions given by our employees and the impact that a vote against the Option Plans could have on our liquidity and ability to remain in compliance with our amended credit agreement in recommending a vote against the Option Plans.

If the Option Plans are not approved, the stock options granted to our employees will terminate and the stock appreciation rights (SARs), which were granted in tandem with the options, will remain outstanding. Most of the SARs are exercisable beginning in January 2010 and all of the SARs are required to be settled in cash. If a large number of employees were to exercise their SARS during the same period, it could negatively affect our liquidity and our ability to remain in compliance with various covenants of our amended credit agreement.

In making its recommendation to vote in favor of the Option Plans, Glass Lewis & Co. recognized the negative impact that settling the SARs in cash would have on our liquidity, and we urge you to do the same. To provide us with flexibility to continue to work through these challenging economic times we urge you to vote FOR the Option Plans. If you have already voted against the Option Plans, we urge you to change your vote.

RiskMetrics also recommended withholding votes for Michael T. Byrnes, Cassandra C. Carr, Dennis E. Foster and Phillip J. Meek, as members of the compensation committee of the Board of Directors, on the grounds that they approved poor compensation practices by providing for tax gross-up on Mr. Zollars personal use of corporate aircraft amounting to less than $10,000. We feel it is important to highlight that Mr. Zollars’ total compensation in 2008 decreased by over $1 million due in large part to our performance and that Mr. Zollars did not receive a $1.5 million restricted share grant due to our failure to meet certain performance targets. We believe that these facts should weigh more heavily than a de minimums tax gross up in determining whether the compensation committee approved an appropriate compensation package for Mr. Zollars and urge you to vote FOR the election of each of Mr. Byrnes, Ms. Carr, Mr. Foster and Mr. Meek as a director of the Company. If you have already returned a withhold vote for these individuals, we urge you to change your vote.

We sincerely appreciate your consideration of these matters.

Sincerely,

/s/ Timothy A. Wicks

Timothy A. Wicks

Executive Vice President and

Chief Financial Officer

IMPORTANT INFORMATION

On April 1, 2009, we filed with the Securities and Exchange Commission (“SEC”) a definitive proxy statement and accompanying material in connection with our annual meeting of stockholders. You are strongly advised to read our proxy statement as it contains important information. You may obtain the proxy statement and any annual, quarterly and current reports and other information we file with the SEC for free at the internet site maintained by the SEC at www.sec.gov. A copy of the definitive proxy statement is also available on our website at www.yrcw.com or by writing to us at 10990 Roe Avenue, Overland Park Kansas 66211 Attention: Corporate Secretary.

Our directors and executive officers may be deemed to be participants in the solicitation of proxies from our stockholders for our annual meeting. Information regarding the interest of such persons is included in our definitive proxy statement filed with the SEC on April 1, 2009, which is available free of charge as described above.

Forward-Looking Statements:

Certain statements in this letter include forward-looking statements. Forward-looking statements include those preceded by, followed by or include the words “estimated,” “could,” “would” or similar expressions. Our actual future results could differ materially from those projected in such forward-looking statements because of a number of factors. The actual amount of savings from wage and benefit reductions will be determined by actual levels of employment and the ultimate number of bargaining units (for the union reductions) that finally ratify the wage reductions. The actual effect of employees exercising SARs on our liquidity and compliance with our amended credit agreement will be determined by the number of SARs exercised, the closing price of our stock on the dates of exercise and our future results. The level of employment and resulting savings will be determined by factors that affect our future results. Our actual future results could differ materially from those projected because of a number of factors, including (among others) inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which we base our fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, including (without limitation) those cost reduction opportunities arising from the combination of the sales, operations and networks of Yellow Transportation and Roadway, changes in equity and debt markets, a downturn in general or regional economic activity, effects of a terrorist attack, labor relations, including (without limitation), the impact of work rules, work stoppages, strikes or other disruptions, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction, and the risk factors that are from time to time included in the our reports filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2008.